CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included on the cover page and under the caption of "Independent Registered Public Accounting Firm" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses in Post-Effective Amendment Number 155 to the Registration Statement (Form N-1A No. 33-65572).

We also consent to the incorporation by reference therein and use of our report dated July 24, 2018 with respect to the financial statements and financial highlights of USAA International Fund as of and for the year ended May 31, 2018 included in the Annual Report (Form N-CSR) for 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

August 14, 2018